Exhibit 10.24

CONTINUING ARRANGEMENT AGREEMENT

THIS CONTINUING ARRANGEMENT AGREEMENT (the “Agreement”) is made as of this 14th day of January, 2005 by and between Jeffrey Yordon (the “Executive”) and American Pharmaceutical Partners, Inc., a corporation incorporated under the laws of Delaware (the “Company”).

WITNESSETH:

WHEREAS, the Executive has been employed by the Company as its Co-Chief Operating Officer and has been a member of the Board of Directors of the Company (the “Board”); and

WHEREAS, the parties wish to provide for the orderly transition of Executive’s responsibilities and position with American Pharmaceutical Partners, Inc. and to ensure Executive’s continued dedication and efforts in such event without undue concern for Executive’s personal financial and employment security; and

WHEREAS, in order to induce Executive to remain in the employ of the Company, and to transition his knowledge and experience to other Company personnel, the company desires to enter into this Agreement with Executive;

NOW, THEREFORE, the parties agree as follows:

1.	TERM OF AGREEMENT.

This Agreement shall commence as the date hereof (the “Effective Date”) and shall continue in effect until March 31, 2006 (the “Continuing Period”), at which time it is terminated. Provided, however, that if the Company exercises its post-employment option set forth in Section 11 below, then this Agreement shall continue to that extent, but only to the extent set forth in said Section 11.

2.	DEFINITIONS.

2.1 Accrued Compensation. “Accrued Compensation” shall mean an amount which shall include all amounts earned or accrued through the Termination Date (as hereinafter defined) but not paid as of the Termination Date, including, without limitation, (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by Executive on behalf of the Company during the period ending on the Termination Date, and (iii) vacation pay.

2.2 2004 Bonus Amount. “2004 Bonus Amount” shall mean the amount, if any, of bonus for the Company’s 2004 fiscal year determined in accordance with Exhibit B hereto.

2.3 2005 Bonus Amount. “2005 Bonus Amount” shall mean the amount, if any, of bonus for the Company’s 2005 fiscal year determined in accordance with Exhibit B hereto.

2.4 2006 Bonus Amount. “2006 Bonus Amount” shall mean the amount, if any, of bonus for the Company’s 2006 fiscal year determined in accordance with Exhibit B hereto.

2.5 Cause. A termination of employment is for “Cause” (i) if Executive has been convicted of (or plead guilty or nolo contendere to) a felony involving fraud or dishonesty; or (ii) the termination is evidenced by a resolution adopted in good faith by the Board to the effect that Executive has engaged in willful misconduct under this Agreement that is demonstrably and materially injurious to the Company. For purposes of this definition, no act or failure to act will be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the interests of the Company or not opposed to the interests of the Company.

2.6 Company. The “Company” shall mean American Pharmaceutical Partners, Inc. and shall include its “Successors and Assigns” (as hereinafter defined).

2.7 Disability. “Disability” shall mean a physical or mental infirmity which impairs Executive’s ability to substantially perform Executive’s duties with the Company for a period of one hundred eighty (180) consecutive days.

2.8 Good Reason. “Good Reason” shall mean the occurrence of any of the events or conditions described in subsection (i) or (ii) hereof:

(i) a material breach by the Company, or any Successors and Assigns, of any obligations under this Agreement; or

(ii) the Company’s assigning Executive to travel in connection with the Company’s business which requires Executive to be based or to perform an excessive amount of work at any place outside a 50-mile radius from Executive’s residence without Executive’s written consent (provided, excessive shall mean more than 7 days in total within a 30 day consecutive rolling day period).

If Executive determines that Good Reason exists, Executive must notify the Company in writing, within thirty (30) days following Executive’s knowledge of the first event which Executive determines constitutes Good Reason, or such event shall not constitute Good Reason under the terms of this Agreement. In addition, with respect to the Good Reason provision of subsection (ii) above, Executive must notify the Company in advance of travel becoming excessive, and the Company must have a reasonable opportunity to cure such travel requirements, or such excessive travel will not constitute Good Reason under the terms of this Agreement. If the Company remedies such event within fifteen (15) days following receipt of such notice, Executive may not terminate employment for Good Reason as a result of such event.

2.9 Notice of Termination. “Notice of Termination” shall mean a written notice from the Company or Executive of termination of Executive’s employment.

2.10 Successors and Assigns. “Successors and Assigns” shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement), whether by operation of law or otherwise.

2.11 Termination Date. “Termination Date” shall mean (i) in the case of Executive’s death, Executive’s date of death, (ii) in all other cases, the earlier of the date specified in the Notice of Termination or March 31, 2006; provided, that if Executive’s employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to Executive, and provided, further, that in the case of Disability, Executive shall not have returned to the full-time performance of Executive’s duties during such period of at least thirty (30) days.

3.	EXECUTIVE OBLIGATIONS.

In order to facilitate an orderly transition of the Executive’s position and responsibilities at the Company, Executive is hereby resigning as an officer and director of the Company and all of its subsidiaries and affiliates upon execution of this Agreement and intends to and will retire from the Company at the end of the Continuing Period.

During the term of this Agreement, and excluding any periods of vacation and leave due to sickness or Disability to which Executive is entitled, Executive agrees to provide such assistance and general advice to the Company’s CEO and to the Board as they may reasonably request, consistent with Executive’s reasonable other commitments. It is expected that Executive’s exclusive role during the Continuing Period will be to work at developing, with and/or at the direction of the Company’s CEO, new business opportunities for the Company. During the term of this Agreement, Executive will not, without the written authorization of the Company’s CEO, have the authority to bind the Company or any of its subsidiaries or affiliates. Executive will principally work during the Continuing Period from his residence, and it is contemplated that Executive shall not be required to work more than a 50 mile radius from his residence without Executive’s written consent, for more than 5 days in total within a 45 consecutive rolling day period.

4.	EXECUTIVE COMPENSATION AND BENEFITS.

4.1 Compensation. Subject to Section 5 below, during the Continuing Period:

(a) The Company will continue to pay Executive his annual base salary as was in effect as of September 1, 2004, payable in accordance with the Company’s standard payroll procedures.

(b) The Company will also pay Executive the 2004 Bonus Amount, the 2005 Bonus Amount and the 2006 Bonus Amount, in each case at the same time as bonuses for the applicable fiscal paid to the Company’s executive officers.

4.2. Benefits and Perquisites. The Executive will continue to participate in the Company’s general employee benefit plans during the Continuing Period on the same terms as do other active employees of the Company. The Executive will also generally continue to receive those executive perquisites that are generally available to senior executives of the Company.

4.3 Equity Plans.

(a) Executive will continue to vest in any unvested stock option according to the terms of the applicable plan and grant documents (subject to Sections 5(b)(iv) and 5(c) below). For the avoidance of doubt, the Company and Executive acknowledge and agree that (i) upon termination of Executive’s employment for any reason (other than by the Company without Cause or by Executive for Good Reason), the Executive shall be vested in his stock option awards as of the date of such termination to the extent provided for in the applicable plan and grant documents and (ii) upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, the accelerated vesting provisions of Section 5(b)(iv) shall apply (subject to Section 5(c)).

(b) Executive will continue to vest in any unvested restricted stock bonus award according to the terms of the applicable plan and award document (subject to Section 5(b)(iv) below); provided, that upon Executive’s execution and non-revocation the release attached as Exhibit A on or after March 31, 2006, the restrictions on the restricted stock bonus award granted to Executive on February 26, 2003 shall lift in all respects, and the Executive shall become 100% vested in such stock, effective as of the passage of the revocation period set forth in the release.

(c) Executive will not receive any equity awards during the term of this Agreement.

5.	TERMINATION OF EMPLOYMENT.

5.1 Termination Benefits. If, during the term of this Agreement, Executive’s employment with the Company shall be terminated, Executive shall be entitled to the following compensation and benefits:

(a) If Executive’s employment with the Company shall be terminated (i) by the Company for Cause or Disability, (ii) by reason of Executive’s death, or (iii) by Executive other than for Good Reason, the Company shall pay to Executive the Accrued Compensation.

(b) If Executive’s employment with the Company shall be terminated for any reason other than as specified in Section 5.1(a) (including, but not limited to, Executive’s termination for Good Reason), Executive shall be entitled to the following:

(i) the Company shall pay Executive all Accrued Compensation; and

(ii) the Company shall pay Executive as severance pay, and in lieu of any further compensation, the amounts set forth in Sections 4.1 and 4.2 which Executive would have received through the end of the Continuing Period had the Executive’s employment not been terminated;

(iii) until March 31, 2006, Executive shall continue to have such rights with respect to benefits provided by the Company, including without limitation life insurance, disability, medical, dental and hospitalization benefits and pension and retirement benefits as the Company’s senior executives; and

(iv) the restrictions on any outstanding incentive awards (including restricted stock and granted performance shares or units) granted to Executive under the Company’s stock option and other stock incentive plans or under any other incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, all stock options and stock appreciation rights granted to Executive shall become immediately exercisable and shall become 100% vested and all performance units granted to Executive shall become 100% vested.

(c) The payments and vesting set forth in Sections 5.1(b) (ii through iv) shall be and are expressly conditioned on Executive’s execution of, on or after the Termination Date, and non-revocation of the release, attached as Exhibit A, and shall be effective only as of the passage of the revocation period. The amounts provided for in Sections 5.1(a) and 5.1(b)(i) and (ii) shall be paid in a single lump sum cash payment within thirty (30) days after the Termination Date (or earlier, if required by applicable law).

(d) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as set forth in Section 5.1(b)(iii), no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

5.2 Cooperation. Notwithstanding anything to the contrary contained in this Agreement, payment of the amounts specified in Section 5.1(b)(ii) hereof is conditional upon Executive’s compliance with the provisions of Section 9.

6.	OTHER BENEFIT POLICIES.

The severance pay and benefits provided for in Section 5 shall be in lieu of any other severance or termination pay to which Executive may be entitled under any Company severance or termination plan, program, practice or arrangement. The Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs, policies and practices then in effect.

7.	NON-ADMISSION/GENERAL RELEASE.

Executive and the Company agree that, in exchange for the Company entering into this Agreement and the payments and other terms described herein, the Company is not admitting to any wrongdoing or unlawful action in its dealing with Executive and, except as provided in this Agreement, Executive hereby releases and discharges the Company and any subsidiaries or affiliates thereof (including American Bioscience, Inc.), and their respective directors, officers, employees, benefit plans and administrators, successors and assigns from any and all claims, obligations, and liabilities, whether known or unknown, at law or in equity, arising out of Executive’s employment with the Company and the termination. Provided, this shall not include release of any equity interests, grants, rights or entitlements, or any other accrued benefits under any agreement, Plan or Policy, or to any Accrued Compensation. Subject to those benefits and rights and the rights hereunder, this Agreement is to be broadly construed so as to resolve all pending or potential disputes including, but without limiting the generality of the foregoing, any and all claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act, the discrimination and wage payment laws of the State of Illinois, and any other statute, regulation, or ordinance, and any and all claims based upon alleged wrongful or retaliatory discharge, negligence, intentional infliction of emotional distress, defamation, invasion of privacy, other torts, harassment, employment discrimination or breach of contract (express or implied). Notwithstanding the foregoing, Executive does not waive any rights Executive may have to enforce the terms of this Agreement, to benefits available after termination under any Company-sponsored equity or employee benefit plan, to insurance protection and/or indemnification for actions taken by the Executive while an employee, officer and/or director of the Company or to make any claims for workers’ compensation.

Executive acknowledges and agrees that:

(a) Executive has read and understands this Agreement in its entirety;

(b) Executive has been advised in writing to consult with an attorney concerning this Agreement before signing it. This subparagraph constitutes such written advice; Executive has twenty-one (21) calendar days after receipt of this Agreement to consider its terms before signing it;

(c) Executive has the right to revoke this Agreement in full within seven (7) calendar days of executing it. Any revocation must be personally delivered to General Counsel, or his designee, or mailed to American Pharmaceutical Partners, Inc., 1501 Woodfield Road, Suite 300 East, Schaumburg, IL 60173, and postmarked within seven (7) calendar days of the date of execution of this Agreement. None of the terms and provisions of this Agreement shall become effective or be enforceable until such revocation period has expired;

(d) Nothing contained in this Agreement waives any claim that may arise after the date of its execution;

(e) Executive executes this Agreement knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration; and

(f) Except as expressly set forth herein, Executive is not entitled to any equity interest in the Company or any of its subsidiaries or affiliates thereof (including American Bioscience, Inc.),.

8.	NOTICE OF TERMINATION.

Any purported termination of Executive’s employment by the Company shall be communicated by Notice of Termination to Executive. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination. The Company may condition the payment to Executive of severance benefits pursuant to Section 5.1(b) (ii) upon Executive’s delivery of a Release in favor of the Company in the form of Exhibit A.

9.	CONFIDENTIAL INFORMATION.

9.1 Confidence. Executive shall hold in confidence for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its businesses, which shall have been obtained by Executive in the course of Executive’s employment by the Company and which shall not be public knowledge (other than by acts by Executive in violation of this Agreement) (“Confidential Information”). Confidential Information shall include, without limitation, all business contacts, business opportunities, plans or other business ideas pursued, considered, or discussed under or pursuant to this Agreement during the Continuing Period, which Executive hereby assigns to the Company. Whether before or after termination of the Executive’s employment with the Company, Executive shall not, without the prior written consent of the Company, communicate, use or divulge any Confidential Information, other than to the Company and to those persons or entities designated by the Company or as otherwise is reasonably necessary for Executive to carry out his or her responsibilities as an executive of the Company. Confidential Information shall not include information which is required to be disclosed pursuant to law, provided Executive uses reasonable efforts to give the Company reasonable notice of such required disclosure. This Section 9 shall survive termination of this Agreement.

9.2 Remedies. Executive agrees that any breach or threatened breach by Executive of this Section 9 will entitle the Company to defer or withhold any amounts otherwise payable to Executive under this Agreement until an arbitrator has ruled on said matter. Provided, that in the event the arbitrator determines the withholding was without substantial justification, the Company shall be ordered to pay twice the amount withheld as liquidated damages.

10.	COVENANT NOT TO COMPETE.

10.1 Non-Competition. During the Continuing Period and the Restriction Period (if applicable), Executive agrees that Executive will not, directly or indirectly, engage in any business activity that is or may reasonably be found to be in competition with the business of the Company and its subsidiaries as such business may exist at any time during such period; provided, that nothing in this Agreement shall be deemed to prohibit Executive from owning not more than five percent (5%) of any class of publicly traded securities of a competitor.

10.2 Non-Solicitation. During the Continuing Period and the Restriction Period (if applicable), Executive will not:

(a) Solicit, raid, entice or induce any employee of the Company to be employed by any competitor of the Company (except to the extent that such employee has first responded to a general advertisement or general employment search by Executive’s place of employment at the time);

(b) Solicit business for any competitor from, or transact such business for any competitor with, any person, firm or corporation which was, at any time during Executive’s employment hereunder, a customer or vendor of the Company; or

(c) Assist a competitor in taking such action.

10.3 Remedies. Executive agrees that any breach or threatened breach by Executive of any provision of this Section 10 will entitle the Company, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin the breach or threatened breach, it being acknowledged and agreed that any such material breach will cause irreparable injury to the Company and that any damages will not provide adequate remedies to the Company.

11.	RESTRICTIVE COVENANT OPTION.

On or before the earlier of (i) the date that is six months prior to the end of the Continuation Period or (ii) the date that the Notice of Termination is delivered by the Company, the Company has the option to give the Executive written notice of its intention to exercise this Restrictive Covenant Option. If the Company so elects, then until December 31, 2006 (the “Restriction Period”), and notwithstanding any termination of Executive’s employment for any reason (other than for death), the Executive will continue to comply with the restrictions set forth in Sections 10 and 16.2, and the Company agrees that during the Restriction Period it will continue to pay Executive the compensation and benefits set forth in Section 4 above (including the 2006 Bonus Amount) until the earlier to occur of (i) the end of the Restriction Period or (ii) the Executive’s death. Sections 10 and 16.2 shall survive termination of this Agreement for the duration of the Restriction Period.

12.	SUCCESSORS; BINDING AGREEMENT.

12.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Executive’s executors, administrators, legal representatives, heirs and legatees and on the Company and its subsidiaries, affiliates, agents, employees, officers and their respective successors and assigns. The Company shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place.

12.2 Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by Executive or Executive’s beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal personal representative.

13.	FEES AND EXPENSES AND INDEMNIFICATION.

13.1. Indemnification. The Company agrees to indemnify and hold harmless, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any action threatened or filed against Executive arising from or on account of his employment by the Company. The Company shall pay all reasonable legal fees and related expenses (including the reasonable costs of experts, evidence and counsel) incurred by Executive as they become due as a result of such obligation.

13.2 Cooperation. If Executive is requested or asked by the Company to assist it or its counsel or is otherwise subpoenaed or called as a witness, at trial or otherwise, the Company will advance Executive the expenses related thereto and if Executive is not otherwise receiving compensation under this agreement during the period in question. The Company will provide Executive with reasonable compensation for Executive’s time.

13.3 Upon execution of this Agreement by Executive, the Company shall deliver to Executive a check in the amount of $15,000 (with no deductions or withholding) for and as reimbursement to the Executive for attorneys’ fees incurred by Executive in connection with advice and counsel with respect to this new arrangement with the Company, including negotiating this Agreement.

14.	NOTICE.

Notices and all other communications provided for in this Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.

15.	SETTLEMENT OF CLAIMS.

The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

16.	MISCELLANEOUS.

16.1 Waiver/Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by

Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Agreement.

16.2 No Disparagement. The parties agree that they will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the other (including, in the Company’s case, its employees, officers and directors), though each (in the Company’s case, through representatives) may give truthful testimony if properly subpoenaed to testify under oath.

16.3 Effect on Compensation Protection Agreement. Executive acknowledges that the Compensation Protection Agreement between him and the Company, dated November 20, 2001 (the “CPA”), expired at 11:59 pm on November 19, 2004.

17.	GOVERNING LAW; ARBITRATION.

(a) This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois without giving effect to the conflict of laws principles thereof.

(b) Any controversy or claim arising out of, relating to or in connection with this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) in accordance with its then existing Commercial Arbitration rules and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

(c) It is the express agreement of the parties that the provisions of this Section, including the rules of the AAA, as modified by the terms of this Section 16, shall govern the arbitration of any disputes arising pursuant to this Agreement. In the event of any conflict between the law of the State of Illinois, the law of the arbitral location, and the U.S. Arbitration Act (Title 9, U.S. Code), with respect to any arbitration conducted pursuant to this Agreement, to the extent permissible, it is the express intent of the parties that the law of Illinois, as modified herein, shall prevail. To the extent this Section 17 is deemed a separate agreement, independent from this Agreement, Sections 16, 17 and 18 are incorporated herein by reference. Either party (the “Initiating Party”) may commence arbitration by submitting a Demand for Arbitration under the AAA Rules and by notice to the other Party (the “Respondent”) in accordance with Section 14. Such notice shall set forth in reasonable detail the basic operative facts upon which the Initiating Party seeks relief and specific reference to the clauses of this Agreement, the amount claimed, if any, and any non-monetary relief sought against the Respondent. After the initial list of issues to be resolved has been submitted, the Arbitrators shall permit either party to propose additional issues for resolution in the pending proceedings.

(d) The place of arbitration shall be Chicago, Illinois, or any other place selected by mutual agreement.

(e) The parties shall attempt, by agreement, to nominate a sole arbitrator for confirmation by the AAA If the parties fail so to nominate a sole arbitrator within 30 days from the date when the Initiating Party’s Demand for Arbitration has been communicated to the other party, a board of three arbitrators shall be appointed by the parties jointly or, if the parties cannot agree as to three arbitrators within 30 days after the commencement of the arbitration proceeding, then one arbitrator shall be appointed by each of Executive and the Company within 60 days after the commencement of the arbitration proceeding and the third arbitrator shall be appointed by mutual agreement of such two arbitrators. If such two arbitrators shall fail to agree within 75 days after commencement of the arbitration proceeding upon the appointment of the third arbitrator, the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. Notwithstanding the foregoing, if any party shall fail to appoint an arbitrator within the specified time period, such arbitrator and the third arbitrator shall be appointed by the AAA in accordance with its then existing rules. For purposes of this Section 16, the “commencement of the arbitration proceeding” shall be deemed to be the date upon which the Demand for Arbitration has been received by the AAA. Any award shall be rendered by a majority of the members of the board of arbitration.

(f) An award rendered in connection with arbitration pursuant to this Section 16 shall be final and binding upon the parties, and any judgment upon such an award may be entered and enforced in any court of competent jurisdiction.

(g) The parties agree that the award of the arbitral tribunal will be the sole and exclusive remedy between them regarding any and all claims between them with respect to the subject matter of the arbitrated dispute. The parties hereby waive all jurisdictional defenses in connection with any arbitration hereunder or the enforcement of any order or award rendered pursuant thereto (assuming that the terms and conditions of this arbitration clause have been complied with).

(h) With respect to any award issued by the arbitrators pursuant to this Agreement, the parties expressly agree (i) that such order shall be conclusive proof of the validity of the determination(s) of the arbitrators underlying such order; and (ii) any federal court sitting in Chicago, Illinois, or any other court having jurisdiction, may enter judgment upon and enforce such order, whether pursuant to the U.S. Arbitration Act, or otherwise.

(i) The arbitrators shall issue a written explanation of the reasons for the award and a full statement of the facts as found and the rules of law applied in reaching their decision to both parties. The arbitrators shall apportion to each party all costs (other than attorneys’ fees) incurred in conducting the arbitration in accordance with what the arbitrators deem just and equitable under the circumstances. Any provisional remedy which would be available to a court of law shall be available from the arbitrators pending arbitration of the dispute. Either party may make an application to the arbitrators seeking injunctive or other interim relief, and the arbitrators may take whatever interim measures they deem necessary in respect of the subject matter of the dispute, including measures to maintain the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. The arbitrator shall have the authority to award any remedy or relief that a court of the State of Illinois could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process, but specifically excluding punitive damages (the parties specifically agree that punitive damages shall not be available in the event of any dispute).

(j) The parties may file an application in any proper court for a provisional remedy in connection with an arbitrable controversy, but only upon the ground that the award to which the application may be entitled may be rendered ineffectual without provisional relief.

(k) If Executive is found by the Arbitrator to be the prevailing party with respect to such controversy or claim, Executive shall be entitled to be reimbursed for his reasonable attorneys fees and costs incurred in connection therewith.

18.	SEVERABILITY.

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

19.	ENTIRE AGREEMENT.

This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or otherwise, between the parties hereto with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

AMERICAN PHARMACEUTICAL PARTNERS, INC.

By:	/s/ Alan Heller
Name:	Alan Heller
Title:	Chief Executive Officer

/s/ Jeffrey Yordon
JEFFREY YORDON

EXHIBIT A

RELEASE

In consideration for the benefits described in the Continuing Arrangement Agreement, Executive hereby releases and discharges American Pharmaceutical Partners, Inc., and any subsidiaries or affiliates (including American Bioscience, Inc.) thereof (collectively the “Company”), and their respective directors, officers, employees, benefit plans and administrators, successors and assigns from any and all claims, obligations, and liabilities, whether known or unknown, at law or in equity, arising out of Executive’s employment with the Company and the termination thereof, except for the compensation and benefits and those matters reserved from release in the Continuing Arrangement Agreement. Except for the compensation and benefits and those matters reserved from release in the Continuing Arrangement Agreement this Release is to be broadly construed so as to resolve all other pending or potential disputes including, but without limiting the generality of the foregoing, any and all claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act, the discrimination and wage payment laws of the State of Illinois, and any other statute, regulation, or ordinance, and any and all claims based upon alleged wrongful or retaliatory discharge, negligence, intentional infliction of emotional distress, defamation, invasion of privacy, other torts, harassment, employment discrimination or breach of contract (express or implied). Notwithstanding the foregoing, Executive does not waive any rights Executive may have to enforce the terms of the Continuing Arrangement Agreement or those matters reserved from release in said agreement, to benefits available after termination under any Company-sponsored employee benefit plan, to insurance protection and/or indemnification for actions taken by the Executive while an employee, officer and/or director of the Company or to make any claims for workers’ compensation.

Executive acknowledges and agrees that:

Executive has read and understands this Release in its entirety;

(a) Executive has been advised in writing to consult with an attorney concerning this Release before signing it. This subparagraph constitutes such written advice;

(b) Executive has twenty-one (21) calendar days after receipt of this Release to consider its terms before signing it;

(c) Executive has the right to revoke this Release in full within seven (7) calendar days of executing it. Any revocation must be personally delivered to General Counsel or his designee, or mailed to American Pharmaceutical Partners, Inc., 1501 Woodfield Road, Suite 300 East, Schaumburg, IL 60173, and postmarked within seven (7) calendar days of the date of execution of this Release. None of the terms and provisions of this Release shall become effective or be enforceable until such revocation period has expired;

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(e) Nothing contained in this Release waives any claim that may arise after the date of its execution; and

(f) Executive executes this Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration.

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EXHIBIT B

BONUS CALCULATION

A.	2004 BONUS AMOUNT

In general, the 2004 Bonus Amount shall be determined in accordance with the Company’s bonus plan in effect with respect to executive for the 2004 fiscal year, except that with respect to the determination of the “discretionary” increase or decrease in the bonus amount, such amount for Executive shall be equal (in terms of percentage of salary) to the amount of average increase or decrease for the Company’s executive officers at the level of vice president or above (but excluding the Chief Executive Officer, Co-Chief Operating Officer or Chairman).

B.	2005 BONUS AMOUNT

The 2005 Bonus Amount shall be determined in accordance with business development targets and objectives established with respect to fiscal 2005, as mutually agreed to in writing by Executive and the Company.

C.	2006 BONUS AMOUNT

1. If the Company does not elect its option under Section 11 to extend Executive’s employment through the Restriction Period, the 2006 Bonus Amount shall be equal to 25% of the 2005 Bonus Amount.

2. If the Company elects its option under Section 11 to extend Executive’s employment through the Restriction Period, then the 2006 Bonus Amount for 2006 shall be determined in accordance with business development targets and objectives established with respect to fiscal 2006, as mutually agreed to in writing by Executive and the Company; provided, that if after March 31, 2006 but prior to December 31, 2006 the Executive’s employment is terminated (A) by the Company for Cause or Disability, (B) by reason of Executive’s death or (C) by Executive other than for Good Reason, then the 2006 Bonus Amount shall be the 2005 Bonus Amount pro rated over the number of days of employment in 2006.

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